Exhibit 10.1

Participation Agreement

This Participation Agreement (this “Agreement”), dated as of November 26, 2025, is entered into by and between:

between

Apeiron Investment Group Ltd., a limited liability company registered under the laws of Malta with company registration number C 51843 and registered address at 66 & 67, Beatrice, Amery Street, Sliema, SLM 1707, Malta (“Apeiron”);

and

BBG Beteiligungen GmbH, a limited liability company registered under the laws of Germany and registered address at Überseering 28, 22297 Hamburg, Germany (“BBG”).

Apeiron and BBG are hereinafter individually referred to as a “Party”, or collectively as the “Parties”. Unless context otherwise requires, terms not defined herein have the meanings ascribed to them in that certain Sponsor Equity Agreement entered into on November 26, 2025 and attached hereto as Exhibit A (the “SEA”), by and between Apeiron and A SPAC IV (Holdings) Corp., a British Virgin Islands company (the “Sponsor”).

WHEREAS, subject to the consummation of the closing of the transactions (the “Business Combination”) contemplated in a business combination agreement, dated November 26, 2025, between A Paradise Acquisition Corp., A Paradise Merger Sub I and Enhanced Ltd (the “BCA”), Apeiron has granted the Sponsor an option to require Apeiron to purchase, and the Sponsor has granted Apeiron an option to purchase a certain amount of the Sponsor Securities, in each case, subject to the terms and conditions set forth in the SEA (each, a “Transaction”).

WHEREAS, BBG now intends to participate in each Transaction such that BBG will, in the internal relationship between the Parties, be economically entitled to 33.33% of the Sponsor Securities acquired by Apeiron pursuant to the SEA (the “Participation”). In consideration of the Participation, BBG will transfer an amount equivalent to 33.33% of any and all amounts that become due and payable by Apeiron to the Sponsor pursuant to the terms of the SEA, to a bank account to be designated by Apeiron.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and for other good and valuable consideration, the parties hereto hereby acknowledge and agree as follows:

1. Grant of Participation

1.1. Effective as of the date of this Agreement, Apeiron hereby grants BBG the Participation in its aforementioned shareholding, pursuant to which BBG shall be entitled to receive 33.33% of the Sponsor Securities acquired by Apeiron pursuant to the terms of the SEA (the “Securities”). Subject to the terms and conditions hereof, as soon as practicable following the Closing (as defined below), Apeiron is obliged and agrees to deliver the Securities to BBG, and BBG agrees to accept the Securities from Apeiron for an amount equal to the Purchase Price (as defined below), provided, however, that such Securities shall remain subject to any applicable transfer and other restrictions imposed thereon pursuant to the terms of the SEA and the BCA (as defined in the SEA and as attached hereto as Exhibit [B]), and in an Insider Letter Amendment to be entered into in connection with the closing of the Business Combination.

1.2. The Participation constitutes a contractual relationship between Apeiron and BBG. No legal relationship is established between BBG and the Sponsor or any of its business partners.

1.3. Notwithstanding anything to the contrary herein, Apeiron’s obligation to deliver and transfer the ownership of the Securities pursuant to this Agreement shall be limited to, and conditioned upon, the actual receipt by Apeiron of such Securities from the Sponsor. In no event shall Apeiron be liable for any failure or delay in delivering Securities to the extent such failure or delay results from the Sponsor’s failure to deliver the Securities to Apeiron.

2. Purchase Price of the Participation

2.1. In connection with the execution the SEA, Apeiron agreed to pay to the Sponsor an amount equal to USD 5.500.000 (the “Deposit”). BBG understands and agrees that this deposit is non-refundable, except for a portion of the Deposit equal to the amount of a Termination Fee which may be payable by the Sponsor to Apeiron under certain circumstances, as set forth in the SEA. In connection with the execution of this Agreement, BBG hereby agrees to pay to a bank account designated by Apeiron an amount equal to 33.33% of the Deposit (the “BBG Deposit”). BBG acknowledges and agrees that no Securities will be transferred to Apeiron or to BBG in connection with the payment of the Deposit or the BBG Deposit and that the payment of the BBG Deposit shall not be treated as a Closing under this Agreement. BBG acknowledges and agrees that, in the event that the BCA is terminated, none of the Securities will be transferred to Apeiron or to BBG, and that some or all of the Deposit will not be returned to Apeiron or to BBG.

2.2. In the event that Apeiron is paid a Termination Fee under the terms of the SEA, Apeiron agrees to pay to BBG 33.33% of such Termination Fee, when and as received by Apeiron.

2.3. The total purchase price for the Participation will be an amount equivalent to 33.33% of any and all amounts that become due and payable from time to time by Apeiron to the Sponsor pursuant to the terms of the SEA (such payments collectively, the “Purchase Price”), which Purchase Price shall be paid by BBG to Apeiron from time to time pursuant to wire transfer instructions and in each case subject to the specification of the respective amount becoming due and payable under the SEA to be provided in writing by Apeiron. The range and maximum amounts to be paid for BBG are set out in Exhibit [C].

2.4. For avoidance of doubt, BBG shall not be required to make any payment to Apeiron under the terms of this Agreement until Apeiron has made the associated payment to the Sponsor; provided, however, that Apeiron may request that BBG’s payment be made concurrently with Apeiron’s associated payment to the Sponsor.

2.5. The consummation of each of the transactions contemplated by this Agreement shall take place electronically effective on the date of Apeiron’s receipt of the Purchase Price from BBG (the “Closing”). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

3. Term and Termination of the Participation

3.1. The Participation is, in principle but subject to Section 3.2, not time-limited.

3.2. Upon the transfer of the Securities from the Sponsor to Apeiron (which may occur in one or more Transactions) and the subsequent successful transfer of the Securities to BBG or a successful assignment of the Securities, this Agreement and all resulting mutual claims shall automatically terminate; any later separately agreed reductions of Apeiron’s share in the Securities will not affect BBG. The Parties will coordinate on such transfer promptly following each Closing Date.

4. Representations

BBG hereby acknowledges and agrees that it has not entered into the transactions contemplated in this Agreement as a result of or subsequent to (a) any advertisement, article, notice or other communications published in any newspaper, magazine or similar media (including any internet site that is not password protected) or broadcast over television or radio, (b) any seminar or meeting whose attendees, including BBG, had been invited as a result of, subsequent to or pursuant to any of the foregoing, or (c) any other form of general solicitation or general advertising.

5. Miscellaneous.

Sections 7 (Frustration of Purpose), 12 (Specific Performance), 13 (Further Assurances), 14 (No Withholding), 16 (Entire Agreement) and 17 (Miscellaneous) of the SEA are hereby incorporated by reference and made applicable, mutatis mutandis, to this Agreement as if set forth in their entirety herein.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date first written above.

Apeiron Investment Group Limited:

By:	/s/ Mario Frendo
Name:	Mario Frendo
Title:	Director

BBG Beteiligungen GmbH:

By:	/s/ Dr. Marc Lappas
Name:	Dr. Marc Lappas
Title:	Director (Geschäftsführer)

By:	/s/ Dr. Indre Domgörgen
Name:	Dr. Indre Domgörgen
Title:	Director (Geschäftsführer)

EXHIBIT A

SPONSOR EQUITY AGREEMENT

EXHIBIT [B]

BUSINESS COMBINATION AGREEMENT

EXHIBIT [C]

RANGE AND MAXIMUM AMOUNTS PAYABLE BY BBG

Clause SEA	Purchase price parts	Range and maximum amount for BBG
1	Deposit	33.33% of the amount Apeiron has paid or has been required to pay but not more than USD 1.833.333
3	Put	33.33% of the amount Apeiron is required to pay in connection with the exercise of the put but not more than USD 3.000.000 in the aggregate, including BBG’s portion of the already paid deposit
4	Call	33.33% of the amount Apeiron is required to pay in connection with the exercise of a call but not more than USD 5.166.667 in the aggregate, including BBG’s portion of the already paid deposit

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